Dresser-Rand Reports Third Quarter 2013 Diluted EPS of $0.64

Reiterating Full Year Bookings Guidance

2013 Operating Income Expected to be at a Record Level

HOUSTON, Oct. 31, 2013 /PRNewswire/ --

Results Summary (dollars in millions, except per share data):

	Three months ended September 30,		Nine months ended September 30,
	(Unaudited)
	2013	2012	2013	2012
Total revenues	$633.9	$594.4	$2,205.6	$1,892.0
Income from operations	$81.4	$74.0	$234.1	$198.3
Interest expense, net	($7.8)	($15.7)	($35.5)	($47.9)
Other (expense) income, net	($8.1)	$1.2	($7.1)	$0.8
Income before income taxes	$65.5	$59.5	$191.5	$151.2
Net income attributable to Dresser-Rand	$49.4	$41.2	$135.6	$98.8
Diluted EPS	$0.64	$0.54	$1.77	$1.30
Shares used to compute EPS (000)	76,890	76,351	76,790	76,168
Other information:
Total bookings	$671.1	$873.4	$2,207.3	$2,437.6
Total backlog	$2,986.0	$3,111.0	$2,986.0	$3,111.0

Dresser-Rand Group Inc. ("Dresser-Rand" or the "Company") (NYSE: DRC), a global supplier of rotating equipment and aftermarket parts and services, reported net income of $49.4 million, or $0.64 per diluted share, for the third quarter 2013. This compares to net income of $41.2 million, or $0.54 per diluted share, for the third quarter 2012.

Vincent R. Volpe Jr., President and Chief Executive Officer of Dresser-Rand, said, "While our third quarter results were somewhat mixed, our full year guidance for bookings remains unchanged and operating income is expected to be in the range of $400 to $440 million, which is in line with present consensus estimates.

"New unit bookings of approximately $265 million were below our earlier expectation of $350 to $400 million due to client delays in placing certain major new unit orders. During October, we booked approximately $70 million of orders that slipped from September. Inquiries for potential new orders remain at a high level and we believe we may be seeing the long awaited pick up in orders that have been delayed over the past year or so, starting in the fourth quarter. As such, we are reiterating our guidance for new unit bookings of $1.5 to $1.7 billion.

"Aftermarket parts and services bookings of $406 million were strong. We expect aftermarket bookings in the fourth quarter to be the same order of magnitude as the third quarter. Accordingly, we are reiterating our guidance for record aftermarket bookings of $1.6 to $1.8 billion.

"Our working capital increased in the third quarter by approximately $195 million principally due to the buildup of work-in-process inventories to support the high level of expected fourth quarter shipments and delays in collecting certain past due receivables. At September 30, 2013, the twelve month average net working capital as a percentage of trailing twelve month sales was approximately 12.2%. During October, we collected approximately $90 million of these past due receivables. Given present conditions, we expect to see a gradual improvement in our net working capital throughout 2014.

"Operating income of approximately $81.4 million was at the low end of our guidance range ($80-$100 million) principally due to the slippage of two large orders for which all physical activity had been satisfactorily completed. The delays were administrative in nature due to finalizing contract-related documentation and we believe revenue will be recognized for those projects in the fourth quarter. Completing these two transactions in the third quarter would have increased our diluted earnings per share by approximately $0.11 and moved our operating income close to the top end of our guidance range for the third quarter.

"For the full year, we continue to forecast revenues and operating income at record levels, and in line with present consensus estimates."

Discussion of Results:

Total revenues for the third quarter 2013 of $633.9 million increased $39.5 million, or 6.6%, compared with $594.4 million for the third quarter 2012. Total revenues for the nine months ended September 30, 2013, of $2,205.6 million increased $313.6 million, or 16.6%, compared with revenues of $1,892.0 million for the corresponding period in 2012. The increases are principally due to higher volumes in both the new units and aftermarket segments. Revenues in the first nine months of 2013 would have been approximately $12.8 million higher if exchange rates had remained unchanged from the corresponding period in 2012.

Operating income for the third quarter 2013 was $81.4 million. This compares to operating income of $74.0 million for the third quarter 2012. Third quarter 2013 operating income increased from the year ago quarter primarily due to higher revenues.

As a percentage of revenues, operating income for the third quarter 2013 was 12.8% compared to 12.4% for the corresponding period in 2012. The increase is primarily attributable to improved operating leverage on fixed costs from higher volumes, partially offset by a shift in mix within the new units segment reflecting a higher percentage of major buyouts.

Operating income for the nine months ended September 30, 2013, was $234.1 million. This compares to operating income of $198.3 million for the corresponding period in 2012. Operating income increased from the corresponding period in 2012 primarily due to higher revenues.

As a percentage of revenues, operating income for the nine months ended September 30, 2013, was 10.6% compared to 10.5% for the nine months ended September 30, 2012. The increase in operating income as a percent of revenues is principally due to the improved operating leverage on fixed costs from higher volumes, partially offset by a shift in mix.

Interest expense, net was $7.8 million for the three months ended September 30, 2013, compared to $15.7 million for the three months ended September 30, 2012. An affiliate of the Company entered into a settlement agreement in September 2013, and the counterparty waived sanctions, interest and other related costs that the counterparty had previously claimed, and which the Company had previously accrued. Accordingly, upon entering into the settlement agreement, the interest portion of this accrual was reversed, reducing interest expense by approximately $0.05 per diluted share for the three months ended September 30, 2013.

Interest expense, net was $35.5 million for the nine months ended September 30, 2013, compared to $47.9 million for the nine months ended September 30, 2012. The effect of the aforementioned settlement on interest expense was approximately $0.06 per diluted share for the nine months ended September 30, 2013.

Other expense, net was $8.1 million for the three months ended September 30, 2013, compared to other income, net of $1.2 million for the three months ended September 30, 2012. The change in other (expense) income, net is principally the result of losses on equity method investments and foreign currency fluctuations for the three months ended September 30, 2013.

Other expense, net was $7.1 million for the nine months ended September 30, 2013, compared to other income, net of $0.8 million for the nine months ended September 30, 2012. The change in other (expense) income, net is principally due to losses on equity method investments and foreign currency fluctuations mentioned above and to the devaluation of the Venezuelan bolivar on February 8, 2013. As a result of this devaluation, the Company recorded a non-deductible foreign exchange loss of approximately $3.6 million (approximately $0.05 per diluted share) for the nine months ended September 30, 2013.

The effective tax rate for the three and nine months ended September 30, 2013, was lower than expected due to a dividend declared by a subsidiary, resulting in a tax benefit from the recognition of foreign tax credits in excess of the US tax rate (approximately $0.07 per diluted share in the three and nine months ended September 30, 2013).

Net income for the third quarter 2013 of $49.4 million compares to $41.2 million for the corresponding period in 2012. Net income for the nine months ended September 30, 2013, of $135.6 million compares to $98.8 million for the corresponding period in 2012. The increases in both periods are principally attributable to the factors mentioned above.

Bookings in the third quarter 2013 were $671.1 million compared to $873.4 million for the corresponding period in 2012, a decrease of $202.3 million or 23.2%. Bookings for the nine months ended September 30, 2013, of $2,207.3 million compared to bookings for the corresponding period ended September 30, 2012, of $2,437.6 million. The decrease in bookings is principally due to client delays in placing new unit orders. The Company expects a strong fourth quarter 2013 consistent with previously provided guidance.

The backlog at the end of September 2013 was $2,986.0 million, or 4.0%, lower than the backlog at the end of September 2012 of $3,111.0 million.

New Units Segment

New unit revenues for the third quarter 2013 of $272.9 million increased $25.4 million, or 10.3%, compared with $247.5 million for the third quarter 2012. New unit revenues for the nine months ended September 30, 2013, of $1,136.3 million increased $233.7 million, or 25.9%, compared with $902.6 million for the corresponding period in 2012. Revenues increased principally as a result of higher volume.

New unit operating income was $33.5 million for the third quarter 2013 compared with operating income of $21.1 million for the third quarter 2012. This segment's operating margin was 12.3% compared with 8.5% for the third quarter 2012. The increase in operating income was primarily the result of higher revenues. The increase in operating margin is principally attributable to a change in the mix within the new units segment.

New unit operating income was $87.9 million for the nine months ended September 30, 2013, compared with operating income of $68.6 million for the corresponding period in 2012. This segment's operating margin for the nine months ended September 30, 2013, was 7.7% compared with 7.6% for the corresponding period in 2012.

Bookings for the three months ended September 30, 2013, of $265.4 million compared to new unit bookings in the corresponding period in 2012 of $478.8 million, a decrease of $213.4 million or 44.6%. Bookings for the nine months ended September 30, 2013, of $966.2 million compared to bookings for the corresponding period ended September 30, 2012, of $1,266.7 million, a decrease of $300.5 million or 23.7%.

The backlog at September 30, 2013, of $2,224.8 million was 9.2% lower than the backlog of $2,449.9 million at September 30, 2012.

Aftermarket Parts and Services Segment

Aftermarket parts and services revenues for the third quarter 2013 of $361.0 million increased $14.1 million, or 4.1%, compared with $346.9 million for the third quarter 2012. Revenues increased principally due to aftermarket growth in most geographic segments, especially Latin America.

Aftermarket parts and services revenues for the nine months ended September 30, 2013, of $1,069.3 million increased $79.9 million, or 8.1%, compared with $989.4 million for the corresponding period in 2012. Revenues increased principally as a result of growth in most geographic segments, especially the Middle East and Latin America. Aftermarket revenues in the first nine months of 2013 would have been approximately $8.9 million higher by applying exchange rates from the corresponding period in 2012.

Aftermarket operating income for the third quarter 2013 of $75.0 million decreased $1.1 million, or 1.4%, compared with $76.1 million for the third quarter 2012. This segment's operating margin for the third quarter 2013 of approximately 20.8% compared with 21.9% for the third quarter 2012. The decrease in this segment's operating margin is principally attributable to mix within the segment and to a higher allocation of overhead cost to the segment resulting from the higher percentage of aftermarket revenues to total revenues in the third quarter 2013.

Aftermarket operating income for the nine months ended September 30, 2013, of $234.2 million increased $34.9 million, or 17.5%, compared with $199.3 million for the corresponding period in 2012. This segment's operating margin for the nine months ended September 30, 2013, of 21.9% compared with 20.1% for the corresponding period in 2012. The increase in both operating income and margin is principally due to higher volume, a more favorable mix within the segment and price increases. Aftermarket operating income in the first nine months of 2013 would have been approximately $5.9 million higher by applying exchange rates from the corresponding period in 2012.

Bookings for the three months ended September 30, 2013, of $405.7 million were $11.1 million or 2.8% higher than bookings for the corresponding period in 2012 of $394.6 million. Bookings for the nine months ended September 30, 2013, of $1,241.1 million were $70.2 million or 6.0% higher than bookings for the corresponding period ended September 30, 2012, of $1,170.9 million.

The backlog at September 30, 2013, of $761.2 million was $100.1 million or 15.1% higher than the backlog of $661.1 million at September 30, 2012.

Liquidity and Capital Resources

As of September 30, 2013, the Company had cash and cash equivalents of $174.4 million and the ability to borrow $458.7 million under the $1,167.6 million revolving portion of its Senior Secured Credit Facility, as $99.3 million was used for outstanding letters of credit and $609.6 million of borrowings was outstanding. In addition to these letters of credit, $235.0 million of letters of credit and bank guarantees were outstanding at September 30, 2013, which were issued by banks offering uncommitted lines of credit.

On September 30, 2013, the Company amended the Senior Secured Credit Facility to increase the size of the facility from $ 1.06 billion to $1.46 billion and to extend the maturity from March 15, 2016, to September 30, 2018. The entire $400 million increase is associated with the U.S. Dollar revolving credit portion of the overall Senior Secured Credit Facility, which now stands at $1.1 billion, up from $700 million.

In the first nine months of 2013, cash used in operating activities was $ 162.4 million compared with cash provided by operating activities of $49.3 million for the corresponding period in 2012. The decline in cash from operations in the nine months ended September 30, 2013, is principally the result of higher working capital. Working capital increased principally due to the buildup of work-in-process inventories to support the high level of forecasted fourth quarter shipments.

In the first nine months of 2013, net cash used in investing activities was $ 61.6 million compared with $104.9 million for the corresponding period in 2012. Cash used in investing activities in the first nine months of 2013 includes $56.3 million of capital expenditures. Cash used in investing activities in the first nine months of 2012 includes $48.9 million of capital expenditures and $48.8 million related to the acquisition of Synchrony, Inc. (net of cash acquired).

Cash provided by financing activities was $288.4 million in the first nine months of 2013, compared to cash provided by financing activities of $77.5 million in the first nine months of 2012. As of September 30, 2013, net debt was approximately $1,152.8 million.

Outlook

The Company is maintaining its guidance for 2013 new unit bookings of $1.5 to $1.7 billion and aftermarket bookings of $1.6 to $1.8 billion, as well as reiterating its belief that bookings in both segments will increase in 2014.

The Company believes its full year operating income will be in the range of $400 to $440 million and in line with present consensus estimates.

New units segment margins are expected to be in the range of 8% to 10% and aftermarket segment margins are expected to be in the range of 23% to 25% for the year. The Company expects its full year 2013 interest expense to be approximately $50 to $55 million and its effective tax rate to be approximately 27% to 29%.

Conference Call

The Company will discuss its third quarter 2013 results at its conference call on November 1, 2013, at 9:00 a.m. Eastern Time. You may access the live webcast presentation at www.dresser-rand.com. Participants may also join the conference call by dialing (877) 868-1831 in the U.S. and (914) 495-8595 from outside the U.S. five to ten minutes prior to the scheduled start time.

A replay of the webcast will be available from 12:00 noon Eastern Time on November 1, 2013, through 11:59 p.m. Eastern Time on November 8, 2013. You may access the webcast replay at www.dresser-rand.com. The replay of the conference can be accessed by dialing (855) 859-2056 in the U.S. and (404) 537-3406 from outside the U.S. The replay pass code is 89613352.

About Dresser-Rand

Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. The Company operates manufacturing facilities in the United States, France, United Kingdom, Spain, Germany, Norway, and India, and maintains a network of 49 service and support centers (including 6 engineering and R&D centers) covering more than 150 countries.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, the Company's plans, objectives, goals, strategies, future events, future bookings, revenues, or performance, capital expenditures, financing needs, plans, or intentions relating to acquisitions, business trends, executive compensation, and other information that is not historical information. The words "anticipates", "believes", "expects", "intends", "appears", "outlook," and similar expressions identify such forward-looking statements. Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks, and uncertainties include, among others, the following:; economic or industry downturns; the variability of bookings due to volatile market conditions, subjectivity clients exercise in placing orders, and timing of large orders; volatility and disruption of the credit markets; its inability to generate cash and access capital on reasonable terms and conditions; its inability to implement its business strategy to increase aftermarket parts and services revenue; its ability to comply with local content requirements; delivery delays by certain third party suppliers of large equipment; cost overruns and fixed-price contracts; its ability to implement potential tax strategies; competition in its markets; failure to complete or achieve the expected benefits from any future acquisitions; economic, political, currency and other risks associated with international sales and operations; fluctuations in currencies and volatility in exchange rates; loss of senior management; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; a failure or breach of our information system security; unexpected product claims and regulations; infringement on its intellectual property or infringement on others' intellectual property; its pension expenses and funding requirements; difficulty in implementing an information management system; and the Company's brand name may be confused with others. These and other risks are discussed in detail in the Company's filings with the Securities and Exchange Commission at www.sec.gov. Actual results, performance, or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition. The Company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, except as required by applicable law. For information about Dresser-Rand, go to its website at www.dresser-rand.com.

DRC-FIN

DRESSER-RAND GROUP INC.
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
	($ in millions, except per share amounts)

Net sales of products	$ 430.2	$ 390.3	$ 1,592.4	$ 1,312.4
Net sales of services	203.7	204.1	613.2	579.6
Total revenues	633.9	594.4	2,205.6	1,892.0
Cost of products sold	303.7	279.5	1,222.0	989.1
Cost of services sold	147.4	144.3	430.6	419.6
Total cost of sales	451.1	423.8	1,652.6	1,408.7
Gross profit	182.8	170.6	553.0	483.3
Selling and administrative expenses	93.1	90.2	287.7	267.4
Research and development expenses	8.3	6.4	31.2	17.6
Income from operations	81.4	74.0	234.1	198.3
Interest expense, net	(7.8)	(15.7)	(35.5)	(47.9)
Other (expense) income, net	(8.1)	1.2	(7.1)	0.8
Income before income taxes	65.5	59.5	191.5	151.2
Provision for income taxes	15.5	17.4	52.7	49.8
Net income	50.0	42.1	138.8	101.4
Net income attributable to noncontrolling interest	(0.6)	(0.9)	(3.2)	(2.6)
Net income attributable to Dresser-Rand	$ 49.4	$ 41.2	$ 135.6	$ 98.8
Net income attributable to Dresser-Rand per share
Basic	$ 0.65	$ 0.55	$ 1.78	$ 1.31
Diluted	$ 0.64	$ 0.54	$ 1.77	$ 1.30
Weighted average shares outstanding - (in thousands)
Basic	76,263	75,542	76,092	75,455
Diluted	76,890	76,351	76,790	76,168

DRESSER-RAND GROUP INC.
CONSOLIDATED SEGMENT DATA
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
	($ in millions)
Revenues
New units	$ 272.9	$ 247.5	$ 1,136.3	$ 902.6
Aftermarket parts and services	361.0	346.9	1,069.3	989.4
Total revenues	$ 633.9	$ 594.4	$ 2,205.6	$ 1,892.0
Gross profit
New units	$ 55.3	$ 44.9	$ 165.7	$ 141.4
Aftermarket parts and services	127.5	125.7	387.3	341.9
Total gross profit	$ 182.8	$ 170.6	$ 553.0	$ 483.3
Income from operations
New units	$ 33.5	$ 21.1	$ 87.9	$ 68.6
Aftermarket parts and services	75.0	76.1	234.2	199.3
Unallocable	(27.1)	(23.2)	(88.0)	(69.6)
Total income from operations	$ 81.4	$ 74.0	$ 234.1	$ 198.3
Bookings
New units	$ 265.4	$ 478.8	$ 966.2	$ 1,266.7
Aftermarket parts and services	405.7	394.6	1,241.1	1,170.9
Total bookings	$ 671.1	$ 873.4	$ 2,207.3	$ 2,437.6
Backlog - ending
New units	$ 2,224.8	$ 2,449.9	$ 2,224.8	$ 2,449.9
Aftermarket parts and services	761.2	661.1	761.2	661.1
Total backlog	$ 2,986.0	$ 3,111.0	$ 2,986.0	$ 3,111.0

DRESSER-RAND GROUP INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	September 30,	December 31,
	2013	2012
	($ in millions)
Assets
Current assets
Cash and cash equivalents	$ 174.4	$ 122.8
Restricted cash	12.3	17.6
Accounts receivable, less allowance for losses of $9.3 at 2013 and $9.6 at 2012	706.7	565.9
Inventories, net	711.1	552.5
Prepaid expenses and other	79.0	66.7
Deferred income taxes, net	30.3	30.5
Total current assets	1,713.8	1,356.0
Property, plant and equipment, net	468.2	466.9
Goodwill	917.8	911.3
Intangible assets, net	485.0	506.9
Deferred income taxes	18.2	14.9
Other assets	96.5	77.0
Total assets	$ 3,699.5	$ 3,333.0

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accruals	$ 672.7	$ 600.4
Customer advance payments	168.7	282.3
Accrued income taxes payable	36.3	44.4
Short-term borrowings and current portion of long-term debt	43.6	35.9
Total current liabilities	921.3	963.0
Deferred income taxes	47.2	35.8
Postemployment and other employee benefit liabilities	127.1	142.8
Long-term debt	1,295.9	1,014.9
Other noncurrent liabilities	71.3	81.6
Total liabilities	2,462.8	2,238.1
Stockholders' equity
Common stock, $0.01 par value, 250,000,000 shares authorized;
and 76,286,174 and 75,675,854 shares issued and outstanding at
September 30, 2013, and December 31, 2012, respectively	0.8	0.8
Additional paid-in capital	157.4	140.5
Retained earnings	1,220.2	1,084.6
Accumulated other comprehensive loss	(147.9)	(134.7)
Total Dresser-Rand stockholders' equity	1,230.5	1,091.2
Noncontrolling interest	6.2	3.7
Total stockholders' equity	1,236.7	1,094.9
Total liabilities and stockholders' equity	$ 3,699.5	$ 3,333.0

DRESSER-RAND GROUP INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Nine months ended September 30,
	2013	2012
	($ in millions)
Cash flows from operating activities
Net income	$ 138.8	$ 101.4
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	67.1	64.2
Deferred income taxes	4.4	7.4
Stock-based compensation	22.8	26.7
Excess tax benefits from stock-based compensation	(6.8)	(4.0)
Amortization of debt financing costs	2.9	2.9
Provision for losses on inventory	0.9	0.7
(Gain) loss on sale of property, plant and equipment	(0.4)	0.8
Loss from equity investments	4.0	1.0
Changes in working capital and other, net of acquisitions
Accounts receivable, net	(142.7)	67.1
Inventories	(165.4)	(95.9)
Prepaid expenses and other	(13.8)	(20.7)
Accounts payable and accruals	57.8	(64.7)
Customer advances	(109.0)	(15.7)
Taxes payable	(9.3)	(17.4)
Pension and other post-retirement benefits	(9.1)	(5.6)
Other	(4.6)	1.1
Net cash (used in) provided by operating activities	(162.4)	49.3
Cash flows from investing activities
Capital expenditures	(56.3)	(48.9)
Proceeds from sales of property, plant and equipment	1.4	0.8
Acquisitions, net of cash acquired	-	(48.8)
Other investments	(12.5)	(13.2)
Decrease in restricted cash balances	5.8	5.2
Net cash used in investing activities	(61.6)	(104.9)
Cash flows from financing activities
Proceeds from exercise of stock options	4.0	2.5
Proceeds from borrowings	1,445.6	387.6
Excess tax benefits from stock-based compensation	6.8	4.0
Repayments of borrowings	(1,161.8)	(316.2)
Repurchase of common stock	(1.5)	-
Payments for debt financing costs	(4.7)	(0.4)
Net cash provided by financing activities	288.4	77.5
Effect of exchange rate changes on cash and cash equivalents	(12.8)	0.8
Net increase in cash and cash equivalents	51.6	22.7
Cash and cash equivalents, beginning of period	122.8	128.2
Cash and cash equivalents, end of period	$ 174.4	$ 150.9

DRESSER-RAND GROUP INC.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
Net Debt:

	September 30,	December 31,
	2013	2012
	($ in millions)
Components of net debt
Cash, cash equivalents and restricted cash	$ 186.7	$ 140.4
Short-term borrowings and current portion of long-term debt	(43.6)	(35.9)
Long-term debt	(1,295.9)	(1,014.9)
Net debt	$ (1,152.8)	$ (910.4)

Net debt is defined as total debt minus cash and cash equivalents. The Company's management views net debt, a non-GAAP financial measure, to be a useful measure of a company's ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities.

CONTACT: Investor Contact: Blaise Derrico, Vice-President Investor Relations (713) 973-5497